Execution Version
SEPARATION AND CONSULTING AGREEMENT
This Separation and Consulting Agreement (this “Agreement”) between Martin Kits van Heyningen (“Executive”) and KVH Industries, Inc. (“KVH” or the “Company”) shall be effective as of March 6, 2022 (the “Effective Date”).
WHEREAS, Executive is currently the Chairman of the Board, President and Chief Executive Officer of KVH;
WHEREAS, Executive and KVH desire to enter into an agreement setting forth the terms of Executive’s mutual agreement to transition to a consulting role with the Company; and
WHEREAS, Executive has thoroughly reviewed this Agreement, has entered into it voluntarily, and has had the opportunity to consult with legal counsel of Executive’s choice before signing this Agreement,
NOW THEREFORE, in consideration of the covenants below, including but not limited to the General Release of Claims, and for other good and valuable consideration as set forth in this Agreement, Executive and the Company hereby agree as follows:
1.Separation From Employment; Consulting Engagement.
(a)Executive hereby resigns from his position as Chairman of the Board of Directors, President and Chief Executive Officer of the Company, from his position as a member of the Board of Directors of the Company and from all other offices, directorships or other positions held with the Company or any of its subsidiaries as of the date hereof. Executive may state that Executive has retired from the Company (or repeat the Company’s other public written descriptions of the circumstances of Executive’s separation) but shall not otherwise make any oral or written statements to anyone, other than to Executive’s spouse, legal counsel and financial advisor(s), concerning the circumstances and details of Executive’s separation, other than as authorized in writing by the Board of Directors.
(b)The parties agree that Executive’s employment with the Company is hereby terminated, and Executive is hereby engaged to provide consulting services to the Company as a Senior Advisor to the Board of Directors or its designee in accordance with the terms of this Agreement until the earlier to occur of (i) March 6, 2023 and (ii) either party’s earlier termination of Executive’s services hereunder by written notice to the other party (in the case of the Company, whether or not for Cause) (such earlier date, the “Separation Date”). The “Term” shall mean the period from the date of this Agreement to the close of business on the Separation Date.
(c)During the Term, Executive will make himself available to provide advice to the Board of Directors or its designee and perform such tasks as and when the Board of Directors or its designee shall reasonably request, up to a total of fifty (50) hours during the Term. Executive shall perform such services to the best of his ability. During and after the Term, Executive shall have no authority to enter into any binding obligation on behalf of the Company.
(d)During the Term, Executive shall at all times be an independent contractor of the Company and, as such, he will not be an employee of the Company and will not, by reason of this Agreement, by reason of his services to the Company hereunder, or by any other reason, be entitled to participate in or to receive any benefit or right under any of the Company’s employee benefit or welfare plans, except as expressly set forth in this Agreement.

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(e)Nothing in this Agreement or the General Release of Claims shall be deemed to amend, modify or terminate Executive’s existing rights to (i) indemnification, contribution and advancement of expenses as a director or officer (or nearest equivalent under foreign law) of the Company or any subsidiary of the Company pursuant to the terms of any law or the certificate of incorporation, bylaws or other organizational document of the Company or any such subsidiary and (ii) coverage under the Company’s directors’ and officers’ insurance policies as in effect on the Effective Date in accordance with their terms. To the extent that the Company maintains directors’ and officers’ insurance policies following the Effective Date for its directors and executive officers, the Company shall, to the extent permitted by the terms of such policies without incremental expense (or with such incremental expense, if timely paid by Executive, reasonably notice thereof having been given to Executive), afford Executive coverage under such policies on the same basis as coverage for the Company’s directors and executive officers covered thereby (but only with respect to Executive’s services as a director or executive officer of the Company or any subsidiary of the Company before the date hereof).
2.Consideration. Notwithstanding any other provision of this Agreement, in order to receive the payments and benefits set forth in this Agreement, Executive must: (a) execute and deliver this Agreement; (b) execute and deliver the General Release of Claims in the form attached hereto as Exhibit A (the “General Release of Claims”) within 21 days after the date hereof and allow the attendant Revocation Period to expire and the General Release of Claims to become effective; and (c) materially comply with all of his obligations to the Company.
3.Compensation for Services.
(a)During the Term, Executive shall be paid $44,877 per month, to be paid in substantially equal installments consistent with the Company’s ordinary payroll practices then in effect over the course of the Term. Executive understands that such payments shall not be subject to withholding by the Company (and that such payments shall be reported following year end on IRS Form 1099), and Executive understands and agrees that he shall be responsible for paying all income and employment taxes with respect to such payments.
(b)If Executive meets all legal and administrative requirements for continued health and dental insurance (collectively “Medical Insurance”) coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), including making a timely election of benefits and following all directions provided by the Company’s third-party COBRA administrator, Executive will be eligible for a subsidy of Executive’s COBRA premium as described herein. During the Term, Executive will be responsible for payment of premiums for Medical Insurance in the same amount as is charged to similar active employees for similar coverage rather than the full COBRA premium amount, and the Company shall pay the remainder of the COBRA premium amount, provided that Executive continues to meet all COBRA eligibility requirements. After the Term and for any remaining period of COBRA eligibility, Executive will be solely responsible for paying the entire COBRA premium for the coverage elected as stated in the notice from the third-party COBRA administrator.
4.Separation Payment. Within thirty (30) days after the date hereof (or, if later, on or before the Company’s next regular payroll date following the Executive’s General Release of Claims becoming effective), Executive shall receive a separation payment in the amount of $201,613. Because this payment is being made with respect to Executive’s employment with the Company, the payment shall be paid in accordance with the Company’s ordinary payroll practices in effect at the time of payment, and shall be subject to withholding for all applicable income and employment taxes.
5.Automobile. The Company shall afford Executive a reasonable opportunity to assume the lease of the automobile leased by the Company for Executive’s use. If Executive does not wish to assume such lease, then on or before 5:00 p.m. Eastern on Monday, March 7, 2022, Executive shall deliver the automobile to the Company’s headquarters and give all keys to Eileen Pribula. If Executive retains the automobile after such time, Executive hereby assumes legal responsibility for the automobile and shall indemnify the Company for all lease payments and all damage to the automobile.
6.Employee Stock Purchase Plan. Payroll deductions credited to Executive’s account under the Company’s 1996 Employee Stock Purchase Plan, if any, shall be returned to Executive in accordance with the terms of the plan.
7.Continued Vesting of Stock Options and Restricted Stock. All outstanding options to purchase shares of common stock granted to Executive under the Company’s equity compensation plans (the “Options”), and all outstanding shares of restricted stock granted to Executive under such plans (the “Restricted Stock”), shall continue to vest during the Term in accordance with their terms, notwithstanding Executive’s transition from employee to consultant. At the end of the Term, all vesting of Options and Restricted Stock shall cease, except as otherwise provided in Section 8(b). For all purposes under any outstanding vested and unvested Options, the Termination Date (as defined in the applicable stock option and/or restricted stock award agreement) shall occur upon the conclusion of the Term.
8.Potential Benefits Upon Early Company Termination without Cause.
(a)If Executive’s services hereunder are involuntarily terminated by the Company before March 6, 2023, for any reason other than Cause (an “Early Company Termination”), then subject to Executive’s re-execution and delivery to the Company, within twenty-one (21) days after delivery of notice of the Early Company Termination, of the General Release of Claims attached hereto as Exhibit A and such General Release of Claims becoming effective, the Company will pay Executive a lump sum amount equal to the unpaid portion of the amounts that the Company would have paid pursuant to Sections 3 and 4 hereof in the absence of an Early Company Termination. Such payment will be made within ten (10) days following the General Release of Claims described herein becoming effective.
(b)If (i) an Early Company Termination occurs or (ii) the Term continues until March 6, 2023 (the date of such Early Company Termination or such calendar date, the “Acceleration Date”), then immediately prior to the close of business on the Acceleration Date, and subject to Executive’s re-execution and delivery to the Company, within twenty-one (21) days after the earlier of (A) delivery of notice of the Early Company Termination or (B) such calendar date, of the General Release of Claims attached hereto as Exhibit A and such General Release of Claims becoming effective, (1) 25% of the then-unvested portion of the Options outstanding on the Acceleration Date shall vest (“Accelerated Options”), and Options shall be exercisable to the extent vested in accordance with their terms (but not after the expiration thereof), (2) the remaining 75% of the then-unvested portion of the Options outstanding on the Acceleration Date shall terminate and shall not be exercisable thereafter, (3) 25% of the then-unvested portion of the shares of Restricted Stock outstanding on the Acceleration Date shall vest (“Accelerated Restricted Stock”) and (4) 75% of the then-unvested portion of the shares of Restricted Stock outstanding on the Acceleration Date shall be deemed forfeited and shall be cancelled. From the Acceleration Date until the re-execution of the General Release of Claims becomes effective, Executive shall not (and shall not agree to) offer, sell, transfer, assign, pledge, hypothecate, encumber or otherwise dispose of any shares of common stock acquired upon exercise of any Accelerated Options or any shares of Accelerated Restricted Stock (all such shares, the “Accelerated Shares”), and the Company shall be entitled to issue stop transfer instructions to the transfer agent for the common stock with respect to the Accelerated Shares. If the Company does not receive the re-execution of the General Release of Claims by Executive before the expiration of the twenty-one (21) day period set forth in this paragraph (or if

Executive timely revokes such re-execution of the General Release of Claims in accordance with Section 18), then upon the expiration of such twenty-one (21) day period (or such revocation, as applicable), all Accelerated Shares shall be deemed forfeited and shall be cancelled, and upon such cancelation the Company shall return to Executive the exercise price paid by Executive, if any, upon exercise of Accelerated Options to acquire any such cancelled Accelerated Shares.
(c)For avoidance of doubt, if Executive terminates his services hereunder for any reason, or if the Company terminates the Executive’s services hereunder for Cause, then immediately thereupon (i) all vesting under the Options outstanding at that time shall cease, (ii) the Options shall be exercisable, if at all, only to the extent vested prior to that time, in accordance with their terms (but not after the expiration thereof) and (iii) all shares of Restricted Stock that are outstanding and unvested at that time shall be deemed forfeited and shall be cancelled.
(d)“Cause” shall mean (x) Executive’s material breach of this Agreement, which breach is not cured within ten (10) calendar days after the Company provides notice of such breach to Executive, (y) Executive’s material violation of the Company’s Code of Business Conduct and Ethics or any other code of ethics, code of conduct or other policy applicable Executive (it being understood that such codes and policies of the Company as in effect on the Effective Date (or adopted thereafter in good faith) shall be applicable to Executive during the Term), or (z) Executive’s gross misconduct.
9.No Other Pay or Benefits; Sufficiency of Consideration. Except as specifically set forth in this Agreement, Executive shall be entitled to no other wages, salary, vacation pay, paid time off, bonuses, incentive awards, commissions, benefits, or any other compensation of any kind, except as required by law. Executive acknowledges that the promises described in this Agreement are in excess of any earned wages and any other amounts due and owing to Executive, and are good and valuable consideration for the general release of claims and the other covenants and terms in this Agreement. Executive understands and agrees that Executive is not eligible for or entitled to any other payments except as provided in this Agreement.
10.General Release of Claims. Within twenty-one (21) days of the date hereof, Executive shall sign and deliver the General Release of Claims attached hereto as Exhibit A.
11.No Pending Actions; Covenant Not To Sue.
(a)Except as otherwise provided in this Agreement (including Section 12), Executive agrees not to initiate or file, or cause to be initiated or filed, any action, lawsuit, complaint, arbitration proceeding, or other proceeding in any federal, state, or local court or in any administrative tribunal or other forum with authority to adjudicate disputes asserting any of the Released Claims against any of the Released Parties. Executive further agrees not to be a member of any class or collective action in any court or in any arbitration proceeding seeking relief against the Released Parties based on claims released by this Agreement, and that even if a court or arbitrator rules that Executive may not waive a claim released by this Agreement, Executive shall not accept any money damages or other relief.
(b)Executive represents that as of the date Executive signs this Agreement, Executive has not filed or initiated, or caused to be filed or initiated, any complaint, claim, action or lawsuit of any kind against any of the Released Parties in any federal, state, or local court or agency or other forum.
(c)Executive agrees to promptly reimburse the Company for any legal fees that the Company incurs as a result of any breach of this Section 11 by Executive.

12.Limitation on Restrictions. Nothing in this Agreement is intended to or shall interfere with Executive’s right to file charges or participate in a proceeding with any appropriate federal, state or local government agency, including the Occupational Safety and Health Administration (“OSHA”), National Labor Relations Board (“NLRB”) or the Securities and Exchange Commission (“SEC”); to exercise rights under Section 7 of the National Labor Relations Act (“NLRA”); or to file a charge or complaint with or participate or cooperate in an investigation or proceeding with the US Equal Employment Opportunity Commission (“EEOC”) or comparable state or local agencies. Such agencies have authority to carry out their statutory duties by investigating a charge, issuing a determination, filing a lawsuit, or taking any other action authorized by law. Executive retains the right to participate in any such action and retains the right to communicate with the NLRB, SEC, EEOC, OSHA and comparable state or local agencies and such communication shall not be limited by any provision in this Agreement. Executive shall not, however, receive any individual benefit, including without limitation receipt of any monetary benefit, from any such action, charge, or complaint for any Released Claim brought against any of the Released Parties, regardless of who filed or initiated any such complaint, charge or proceeding. Nothing in this Agreement limits Executive’s right to receive an award for information provided to a government agency such as the SEC and OSHA. In addition, nothing in this Agreement is intended to interfere with or restrain the immunity provided under 18 U.S.C. § 1833(b) for confidential disclosures of trade secrets to government officials or lawyers, solely for the purpose of reporting or investigating a suspected violation of law, or in a sealed filing in court or other proceeding.
13.No FMLA or FLSA Claims. Executive acknowledges that the Company has provided Executive with any leave to which Executive may be or may have been entitled under the Family and Medical Leave Act. Executive represents that Executive is not aware of any facts that would support a claim by Executive against any of the Released Parties for any violation of the Family and Medical Leave Act. Executive further acknowledges that Executive has been properly paid for all time worked and is unaware of any facts that would support a claim by Executive against any of the Released Parties for any claim of unpaid overtime or any other violation of the Fair Labor Standards Act or comparable state law.
14.Confidential Information and Goodwill; Inventions and Assignment; Restrictive Covenants.
(a)Promise and Covenant Not to Disclose. The parties acknowledge that the Company is the sole and exclusive owner of the Confidential Information, and that the Company has legitimate business interests in protecting the Confidential Information. The parties further acknowledge that the Company has invested, and continues to invest, considerable amounts of time and money in obtaining, developing, and preserving the confidentiality of the Confidential Information and that, by reason of Executive’s position with the Company prior to the Effective Date and during the Term, Executive owes the Company a fiduciary duty to preserve and protect the Confidential Information from all unauthorized disclosure and unauthorized use. Executive shall not, directly or indirectly, disclose Confidential Information to any third party (except to Executive’s attorneys to the extent necessary to obtain legal advice, the Company’s executive officers, the Company’s attorneys and other persons designated in writing by the Company, or except as otherwise provided by law or directed or authorized by the Board of Directors) or use Confidential Information for any purpose other than for the direct benefit of the Company (including the performance of Executive’s services as Senior Advisor), as determined by the Board of Directors of the Company. Executive shall not hereafter access or attempt to access Confidential Information or Company information technology systems, except as requested by the Board of Directors or its designee. Executive shall comply with the terms of any confidentiality, non-disclosure or similar agreement between the Company and any third party to the extent applicable to information held by Executive.

(b)Inventions and Assignment. Executive agrees that he has disclosed or will promptly disclose to the Company any and all Company Inventions, and Executive hereby irrevocably assigns, and agrees to assign promptly upon the request of the Company, to the Company all of Executive’s right, title, interest and other ownership rights in and to any and all Company Inventions. Upon request of the Company, Executive will sign, execute and deliver any and all documents or instruments, including, without limitation, patent applications, declarations, invention assignments and copyright assignments, and will take any other action which the Company shall deem necessary to perfect in the Company trademark, copyright or patent rights with respect to Company Inventions, or to otherwise protect the Company’s trade secrets and proprietary interests. The term “Inventions” means discoveries, developments, trade secrets, processes, formulas, data, lists, software programs, graphics, artwork, logos, works of authorship, ideas, concepts, know-how, designs and techniques, whether or not any of the foregoing is or are patentable, copyrightable, or registrable under any intellectual property laws or industrial property laws in the United States or elsewhere. The term “Company Inventions” means all Inventions that (i) relate to the business or proposed business of the Company or any of its subsidiaries or that were discovered, developed, created, conceived, reduced to practice, made, learned or written by Executive, either alone or jointly with others, in the course of Executive’s employment; (ii) utilize, incorporate or otherwise relate to Confidential Information; or (iii) were or are discovered, developed, created, conceived, reduced to practice, made, learned or written by Executive using property or equipment of the Company or any of its subsidiaries. Executive acknowledges and agrees that any work of authorship by Executive, alone or with others, comprising Company Inventions shall be deemed to be a “work made for hire,” as that term is defined in the United States Copyright Act (17 U.S.C. § 101 (2000)). To the extent that any such work of authorship may not be deemed to be a work made for hire, Executive hereby irrevocably assigns, and agrees to assign promptly upon the request of the Company, to the Company any and all right, title and interest and other ownership rights Executive may have in and to such work.
(c)Other Promises and Covenants.
(i)Executive agrees that, for a period of one (1) year following the Effective Date (the “Non-Competition Period”), Executive shall not, directly or indirectly, on Executive’s own or another’s behalf, engage in or assist others in any of the following activities:
(1)(whether as principal, agent, partner or otherwise) engage in, own, manage, operate, control, finance, invest in, participate in, or otherwise carry on, or be employed by, associated with, or in any manner connected with, lend Executive’s name to, lend Executive’s credit to, or render services or advice to a Competing Business anywhere in the Geographic Area; or
(2)provide or develop any products, technology or services that are the same as or Substantially Similar to the products, technology and services provided or developed by the Company or any of its subsidiaries.
(ii)If Executive shall breach his or her obligations under Section 14(c)(i), the Non-Competition Period shall automatically be extended by a period equal to the period commencing on the first breach of such obligations and ending when all such breaches shall have been cured.
(iii)For a period of one (1) year following the Effective Date (the “Non-Solicitation Period”), Executive shall not, directly or indirectly, on Executive’s own or another’s behalf, engage in or assist others in any of the following activities:

(1)solicit, induce or encourage any customer, distributor, agent, supplier, licensee, or business relation of the Company or any of its subsidiaries to cease doing business with the Company or any of its subsidiaries, or in any way interfere with the relationship between any such customer, distributor, agent, supplier, licensee, or business relation and the Company or any of its subsidiaries;
(2)on behalf of a Competing Business, solicit the business or patronage of any Person who is a current customer, Prospective Customer, distributor or agent of the Company or any of its subsidiaries at any time during the twelve (12) months before the Effective Date, whether or not Executive had personal contact with such Person;
(3)solicit, induce or encourage any employee, independent contractor or agent of the Company or any of its subsidiaries to terminate the employment or other business relationship of such employee, independent contractor or agent with the Company or any such subsidiary;
(4)in any way interfere with the employment or other business relationship between the Company or any of its subsidiaries, on the one hand, and any employee, independent contractor or agent of the Company or any such subsidiary, on the other hand;
(5)employ, or otherwise engage as an employee, independent contractor, agent or otherwise, any individual who was an employee, independent contractor or agent of the Company or any of its subsidiaries, or was otherwise affiliated with the Company or any of its subsidiaries, at any time during the twelve (12) months before the Effective Date, other than Kathleen Keating and Siobhan Kits van Heyningen; or
(6)attempt to do any of the foregoing.
provided, however, that nothing set forth in this Section 14 shall prohibit Executive from (i) owning, as a passive investment, less than one percent (1%) in the aggregate of any class of capital stock of any corporation if such stock is listed on any national securities exchange or (ii) initiating bona fide job advertisements of general circulation (including general postings on internet job sites) for employment or service not targeted to employees, independent contractors or agents of the Company or any of its subsidiaries.
(iv)If Executive shall breach his or her obligations under Section 14(c)(iii), the Non-Solicitation Period shall automatically be extended by a period equal to the period commencing on the first breach of such obligations and ending when all such breaches shall have been cured.
(v)It being the intention of the parties to provide for a smooth leadership transition and to afford the succeeding management team a meaningful opportunity to establish its new leadership, Executive agrees that, for a period of one (1) year following the Effective Date (the “Non-Interference Period”), Executive shall not, directly or indirectly, on Executive’s own or another’s behalf, initiate or substantively respond to any interaction with any then-current Company personnel (including directors, officers, employees, independent contractors, workers and other persons affiliated with the Company) about the Company’s business interests and activities (it being understood and agreed that purely social interactions that do not concern the Company’s business interests and activities shall not violate this Section) or any initiate or substantively respond to any interaction relating to the Company’s business interests and activities with any of the Company’s then-current customers, distributors, agents, suppliers, licensees, or other business relations or stockholders, except (1) as specifically directed or authorized by the Board of Directors or its designee, including in furtherance of Executive’s duties as Senior Advisor, and (2) that Executive may cast any vote as a stockholder by proxy.
(vi)If Executive shall breach his or her obligations under Section 14(c)(v), the Non-Interference Period shall automatically be extended by a period equal to the period commencing on the first breach of such obligations and ending when all such breaches shall have been cured.
(d)Definitions. For purposes hereof:
(i)“Company Business” means (1) any business related to the development, engineering, manufacture, marketing, distribution or sale of products, services or solutions for the mobile satellite communications industry, including the provision of Internet, Internet of Things (IoT), television or voice services via satellite or land-based communication to mobile users at sea, on land or in the air, as well as tools to increase communication efficiency, reduce costs and manage network operations; (2) any business related to the provision of commercially licensed entertainment, including news, sports, music, training and movies, to commercial or leisure customers in the maritime, hotel or retail markets; (3) any business related to the development, engineering, manufacture, marketing, distribution or sale of navigations sensors and systems or inertial sensors and systems for defense or commercial applications, including self-driving vehicles; and (4) any other business that the Company is actively engaged in researching, developing, offering, providing or marketing at the Effective Date.
(ii)“Competing Business” means any Entity engaged in any portion of the Company Business, other than the Company and its subsidiaries.
(iii)“Confidential Information” means the trade secrets and other information of the Company and its subsidiaries, including but not limited to (1) customer lists, customer contact information, customer purchase information, pricing information, strategic and marketing plans, compilations of customer information, names of employees, contracts with third parties, training, financial and marketing books, sales projections, internal employer databases, reports, manuals and information, including information related to the Company, its subsidiaries or its customers, including those documents and items which any employee may develop or help develop while in the employ of the Company or any of its subsidiaries, whether or not developed during regular working hours or on the premises of the Company or such subsidiary; (2) the identity, skills, personnel file information, performance appraisals and compensation of job applicants, employees, contractors, and consultants; (3) specialized training, technical and other business information; (4 source code, scripts, user screens, reports or any other information pertaining to the internal information technology or network of the Company and/or its subsidiaries; (5) information related to Inventions owned by the Company or any of its subsidiaries or licensed from third parties; (6) information held in confidence by the Company or any of its subsidiaries or which might provide the Company, any of its subsidiaries or its or their customers a competitive advantage over others who do not have access to such information; and (7) similar information of third parties held by the Company or any of its subsidiaries. Unless the context requires otherwise, the term “Confidential Information” shall include the original of such materials, any copies thereof, any notes derived from such materials, and any derivative work of such materials. Information that is or becomes generally available publicly other than directly or indirectly through disclosure by Executive in violation of this Agreement shall cease to be Confidential Information.
(iv)“Entity” means and includes any person, partnership, association, corporation, limited liability company, trust, unincorporated organization or any other business entity or enterprise.
(v)“Geographic Area” means those jurisdictions in which the Company or any of its subsidiaries conducts business or in which its products, services or solutions are being sold or marketed at the Effective Date.
(vi)“Goodwill” means the value of the relationships between the Company and its subsidiaries, on the one hand, and the customers, distributors, agents, suppliers, licensees, employees or other business relations of the Company or any of its subsidiaries, and others with which the Company or any of its subsidiaries does business, on the other hand.
(vii)“Prospective Customer” means any person or Entity identified as a potential customer of the Company to which the Company, through any of its employees or agents, has made a business proposal within the twelve (12) months prior to the Effective Date.
(viii)“Substantially Similar” means substantially similar in function or capability or otherwise competitive to the products, services or solutions that are being developed, manufactured or sold by the Company or any of its subsidiaries at any time during the three (3) years before the Effective Date, or that are marketed to substantially the same type of user or customer as that to which the products, services and solutions of the Company or any of its subsidiaries are marketed during the three (3) years before the Effective Date or, as of the Effective Date, are proposed to be marketed during the one (1) year after the Effective Date.
(e)Acknowledgements Regarding Other Promises and Covenants. With regard to the promises and covenants set forth herein, Executive acknowledges and agrees that:
(i)the restrictions are ancillary to an otherwise enforceable agreement, including the provisions of this Agreement regarding the disclosure, ownership and use of the Confidential Information and Goodwill of the Company;
(ii)the limitations as to time, geographical area, and scope of activity to be restricted are reasonable and acceptable to Executive, and do not impose any greater restraint than is reasonably necessary to protect the Goodwill and other legitimate business interests of the Company;
(iii)the performance by Executive, and the enforcement by the Company, of such promises and covenants will cause no undue hardship on Executive; and
(iv)the time periods covered by the promises and covenants will not include any period(s) of violation of such promises or covenants.
(f)Duty to Give Notice of Agreement. During the period of any post-employment obligation applicable hereunder, Executive shall provide written notice to any prospective employer of Executive’s obligations under this Agreement then currently in effect, and shall provide a true copy hereof to such prospective employer prior to accepting any such employment.
(g)Independent Elements. The parties acknowledge that the promises and covenants contained in this Section 14 are essential independent elements of this Agreement and that, but for Executive agreeing to comply with them, the Company would not enter into this Agreement. Accordingly, the existence or assertion of any claim by Executive against the Company, whether based on this Agreement or otherwise, shall not operate as a defense to the Company’s enforcement of the promises and covenants in this Section 14. An alleged or actual breach of the Agreement by the Company will not be a defense to enforcement of any such promise or covenant, or other obligations of Executive to the Company. For the avoidance of doubt, in the event of any action by the Company seeking to enforce the promises and covenants in this Section 14, this Section 14(g) shall not preclude Executive from bringing a claim, or asserting a counterclaim, for money damages (or, in the case of Section 19, for injunctive relief) arising from any breach of this Agreement by the Company.
15.Return of Company Property. Within twenty-four hours (24) after Executive’s first return to Rhode Island after the Effective Date, and in any event on or before 9:00 a.m. Eastern on Monday, March 21, 2022, Executive shall return to the Corporation all property of the Corporation in his possession, custody or control, including but not limited to the originals and copies of any information provided to or acquired by him in connection with the performance of his duties for the Corporation, such as files, correspondence, communications, memoranda, e-mails, slides, records, and all other documents, no matter how produced or reproduced, all computer equipment, electronic storage media (including external hard drives and network access storage (NAS) devices), communication devices (including but not limited to any mobile phone or other portable digital assistant or device), computer programs and/or files, and all office keys and access cards. Notwithstanding the foregoing, Executive may retain his Company-issued laptop computer, cellular telephone and iPad to assist in the performance of his services hereunder, provided that Executive shall first submit all such items to the Company for cleansing of Company information in accordance with the Company’s regular practices for departing employees. Subject to Executive’s compliance with the foregoing proviso, the Company shall facilitate an orderly transition to Executive’s personal control of the cellular telephone number provided by the Company to Executive and shall not, prior to the earlier of such transition and thirty (30) days after the date hereof, disconnect Executive’s cellular service without Executive’s knowledge and consent. Executive agrees that all the items described in this Section are the sole property of the Company. Within twenty-four hours (24) after Executive’s first return to Rhode Island after the Effective Date, and in any event on or before 9:00 a.m. Eastern on Monday, March 21, 2022, Executive shall deliver to the Company a complete, accurate and unaltered copy of all Company property and information (including Confidential Information) in electronic format that was in his possession, custody or control as of 5:00 p.m. Eastern on March 3, 2022 or any time thereafter and shall certify to the Company in writing that Executive has expunged (without means of recovery) all copies of such Company property and information (including all Company-related email) from all computers, mobile phones, portable digital assistants or devices and storage media (including online and cloud-based storage) in his possession, custody or control (other than items theretofore provided to the Company for purposes of cleansing in accordance with the Company’s regular practices for departing employees), other than Executive’s personal employment records and pay stubs.
16.Compensation Recovery. Notwithstanding any other provision in this Agreement to the contrary, Executive acknowledges and agrees that any incentive-based or other compensation paid to the Executive, whether or not pursuant to this Agreement or any other agreement or arrangement with the Company, will be subject to such deductions, clawback, recoupment or recovery as may be required to be made pursuant to applicable law or regulation, stock exchange listing requirement or any clawback, recoupment, recovery or similar policy adopted by the Company prior to the Effective Date and made available to Executive (including the Company’s equity compensation plans filed with the Securities and Exchange Commission).
17.Understanding of Agreement; Advice of Counsel. Executive acknowledges and confirms that Executive has entered into this Agreement of Executive’s own free will, without duress or coercion. Executive acknowledges that Executive has read and fully understands the meaning and intent of this Agreement and is competent to execute it. The Company hereby advises Executive to seek the advice of legal counsel before signing this Agreement, and Executive represents that Executive has had the opportunity to do so prior to signing this Agreement. Executive acknowledges and agrees that the Company’s outside legal counsel, Foley Hoag LLP, and the Company’s General Counsel and other legal personnel represent the Company and not Executive, that Executive is not a client of any of the foregoing legal counsel and that none of the foregoing legal counsel owes Executive any of the duties they would owe to a client.
18.Review and Revocation of General Release. Pursuant to the Older Workers Benefit Protection Act, Executive has twenty-one (21) days from the date of receipt of this Agreement or, in the case of the re-execution of the General Release of Claims described in Section 8(b), from the Separation Date (each, a “Consideration Period”) to consider whether to enter into this Agreement and the General Release of Claims and/or the re-execution of the General Release of Claims. Executive (or his agent) shall send the entire signed Agreement and General Release of Claims to John D. Hancock, Esq., jhancock@foleyhoag.com, Foley Hoag LLP, 155 Seaport Boulevard, Boston, Massachusetts 02210. If Executive chooses not to consider this Agreement and the General Release of Claims for the full twenty-one (21) days, Executive acknowledges that Executive does so knowingly, voluntarily, and with full understanding that Executive is waiving Executive’s statutory right to consider this Agreement and the General Release of Claims for the full twenty-one (21) days. Any modifications to this Agreement, whether material or immaterial, shall not restart the Consideration Periods. Following the Separation Date, Executive shall send the re-executed General Release of Claims in the form attached hereto to John D. Hancock, Esq., jhancock@foleyhoag.com, Foley Hoag LLP, 155 Seaport Boulevard, Boston, Massachusetts 02210. If Executive chooses not to consider the re-execution of the General Release of Claims for the full twenty-one (21) days, Executive acknowledges that Executive does so knowingly, voluntarily, and with full understanding that Executive is waiving Executive’s statutory right to consider the General Release of Claims for the full twenty-one (21) days. Any modifications to a General Release of Claims, whether material or immaterial, shall not restart the Consideration Periods. KVH hereby advises Executive to consult with an attorney prior to executing this Agreement and the General Release of Claims, and that Executive may rescind this Agreement within seven (7) calendar days of its execution or revoke a General Release of Claims within seven (7) days of execution (each, a “Revocation Period”). To revoke this Agreement or the General Release of Claims, Executive must send written notice by mail (paper or electronic) stating: “I revoke my acceptance of the Separation and Consulting Agreement,” or “I revoke my acceptance of the General Release of Claims” or words to that effect to John D. Hancock, Esq. at jhancock@foleyhoag.com, before the end of the applicable Revocation Period. Any such rescission must be delivered by hand or mail (paper or electronic) within the seven (7) day period. If delivered by mail, the rescission must be: (a) postmarked or electronic date stamped within the seven (7) day period; (b) addressed to John D. Hancock, Esq., jhancock@foleyhoag.com, Foley Hoag LLP, 155 Seaport Boulevard, Boston, Massachusetts 02210; and, (c) sent by certified mail, return receipt requested or electronic mail. Executive acknowledges and agrees that this Agreement and a General Release of Claims do not become fully enforceable and effective until the applicable Revocation Period has expired.
19.Mutual Non-Disparagement. Executive will not make any statements that are disparaging about, or adverse to, the interests or business of the Company or any subsidiary of the Company (or their respective officers, directors, employees or direct or indirect controlling shareholders), including, without limitation, any statements that disparage any person, product, service, finances, financial condition, capability or any other aspect of the business of Company or any subsidiary of the Company (or their respective officers, directors, employees or direct or indirect controlling shareholders). “Disparaging” statements are those that, directly or indirectly, impugn the character, quality, reputation, goodwill, honesty, integrity or morality or business acumen or abilities in connection with any aspect of the operation of business of the individual or entity being disparaged. The Company will direct its current directors and officers not to make any statements that are disparaging about Executive. Notwithstanding the foregoing, nothing in this Agreement shall prohibit either party from: (a) making truthful statements or disclosures that are required by applicable law, regulation or legal process; (b) requesting or receiving confidential legal advice; or (c) cooperating, participating, or filing charges with any federal, state or local government agency enforcing discrimination laws, including the EEOC.
20.Cooperation.
(a)If Executive receive a subpoena, deposition notice, interview request, or other process or order to testify or produce Confidential Information or any other information or property of the Company, Executive shall promptly: (i) notify the Company of the item, document, or information sought by such subpoena, deposition notice, interview request, or other process or order; (ii) furnish the Company with a copy of said subpoena, deposition notice, interview request, or other process or order; and (iii) provide reasonable cooperation with respect to any procedure that the Company may initiate to protect Confidential Information or other interests. If the Company objects to the subpoena, deposition notice, interview request, process, or order, Executive shall cooperate to ensure that there shall be no disclosure until the court or other applicable entity has ruled upon the objection, and then only in accordance with the ruling so made. If no such objection is made despite a reasonable opportunity to do so, Executive shall be entitled to comply with the subpoena, deposition, notice, interview request, or other process or order, provided that Executive has fulfilled the above obligations.
(b)Executive will cooperate fully with the Company, its affiliates, and their legal counsel in connection with any action, proceeding, or dispute arising out of matters with which Executive was directly or indirectly involved while serving as an employee of the Company, its predecessors, subsidiaries or affiliates. This cooperation shall include, but shall not be limited to, meeting with, and providing information to, the Company and its legal counsel, maintaining the confidentiality of any past or future privileged communications with the Company’s legal counsel (outside and in-house), and making himself available to testify truthfully by affidavit, in depositions, or in any other forum on behalf of the Company. The Company agrees to reimburse Executive for any reasonable and necessary out-of-pocket costs associated with his cooperation.
(c)For cooperation provided by Executive pursuant to this Section after March 6, 2023, the Company shall pay Executive compensation of $500 per hour of cooperation reasonably performed by Executive.
(d)Nothing in this Section shall require Executive to cooperate with the Company in an action Executive files, or participates in furthering, against the Company, with any federal, state or local government agency enforcing discrimination laws, including the NLRB, EEOC, SEC, EEOC or other federal, state or local agencies.
21.Breach of Employee Covenants and Injunctive Relief. Without limiting the remedies available to KVH, Executive acknowledges that a breach by Executive of any of the covenants in Sections 11, 14 and 19 of this Agreement shall result in irreparable injury to the Company for which there is no adequate remedy at law, that monetary relief shall be inadequate, and that, in the event of such a breach or threat thereof, KVH shall be entitled to obtain, in addition to any other relief that may be available, a temporary restraining order and/or a preliminary or permanent injunction, restraining Executive from engaging in activities prohibited by any of the sections of this Agreement identified in this paragraph, as well as such other relief as may be required specifically to enforce any of the sections of this Agreement identified in this paragraph, without the payment of any bond. However, nothing in this Agreement shall prohibit Executive from participating, cooperating, or filing charges with any federal, state or local government agency enforcing discrimination laws, including the NLRB, SEC or EEOC, and thus such action shall not constitute a breach of this Agreement.
22.Survival. Executive acknowledges and agrees that neither the expiration of the Term, the occurrence of the Separation Date nor the earlier termination of Executive’s provision of services hereunder, whether by Executive or the Company, shall terminate Executive’s obligations hereunder, including his obligations under Sections 14, 15, 16, 19 and 20, all of which shall continue in full force and effective thereafter in accordance with their terms, with the sole exception that Executive shall no longer have an obligation to provide services pursuant to Section 1(c).
23.Non-admission of Wrongdoing. Executive and KVH agree that neither this Agreement nor the furnishing of consideration hereunder shall be deemed or construed at any time for any purpose as an admission by either party of any liability, wrongdoing or unlawful conduct, and Executive and KVH expressly deny any such liability, wrongdoing or unlawful conduct.
24.Governing Law; Venue; Headings. This Agreement shall be governed by and interpreted in accordance with the laws of the state of Rhode Island without regard to its conflict of law provisions. The exclusive venue for any legal action to enforce or allege breach of this Agreement shall be a court located in the State of Rhode Island. Executive consents to the Rhode Island courts’ personal jurisdiction over him and waives his right to object to a Rhode Island court’s jurisdiction. Section headings in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.
25.Counterparts. This Agreement may be executed in counterparts and using electronic means of signature such as Docusign and each counterpart shall be deemed an original.
26.Notices. Unless otherwise provided in this Agreement, any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by a nationally recognized overnight courier service or by registered or certified mail, postage prepaid, return receipt requested, to Executive at the last address Executive has filed in writing with the Company or, in the case of the Company, at its principal executive offices, attention of the Board.
27.Severability. If any of the provisions of this Agreement, including but not limited to the covenants in Sections 11, 14 and 19 of this Agreement, are deemed unenforceable by a court of competent jurisdiction because they are overly broad, then the court shall have the ability to modify the offending provision in order to make it enforceable. Should any term or provision of this Agreement be declared illegal, invalid or unenforceable by any court of competent jurisdiction and if such provision cannot be modified to be enforceable, such provision shall immediately become null and void, leaving the remainder of this Agreement in full force and effect. The language of all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against either of the parties.

28.Section 409A. It is intended that the payments and benefits to be provided pursuant to this Agreement comply with or be exempt from Section 409A of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations and IRS guidance thereunder (collectively referred to as “Section 409A”), and this Agreement shall be administered, interpreted, and construed accordingly. If and to the extent required to comply with Section 409A, no payment or benefit required to be paid under this Agreement on account of termination of employment or services shall be made unless and until Executive incurs a “separation from service” within the meaning of Section 409A. In the case of any amounts payable under this Agreement that may be treated as payable in the form of “a series of installment payments”, as defined in Treasury Regulation Section 1.409A-2(b)(2)(iii), Executive’s right to receive such payments shall be treated as a right to receive a series of separate payments for purposes of such Treasury Regulation. If any paragraph of this Agreement provides for payment within a time period, the determination of when such payment shall be made within such time period shall be solely in the discretion of the Company, provided, however, that if any period for providing a release set forth above spans two calendar years, no payment shall be made until the second calendar year. In the event that Executive is deemed to be a “specified employee” as determined pursuant to Section 409A and if any payment or benefit provided for in this Agreement or otherwise both (x) constitutes a “deferral of compensation” within the meaning of Section 409A and (y) cannot be paid or provided in the manner otherwise provided without subjecting Executive to additional tax, interest, or penalties under Section 409A, then any such payment or benefit shall be delayed until the earlier of (i) the date which is six (6) months after Executive’s “separation from service” within the meaning of Section 409A for any reason other than death, or (ii) the date of death. The provisions set forth above shall only apply if, and to the extent, required to avoid the imputation of any tax, penalty, or interest pursuant to Section 409A. Notwithstanding the foregoing, the Company makes no representations or guarantees with respect to the tax status of any of the payments or benefits set forth herein, including taxation pursuant to Section 409A, and Executive acknowledges that Executive is solely responsible for any taxes that may be owed with respect to payments to be made hereunder and shall hold the Company harmless for same.
29.Successors. This Agreement shall inure to the benefit of, and shall be binding upon, the parties, their heirs, executors, administrators, agents, assigns, and estates. Executive may not assign this Agreement without the Company’s prior written consent.
30.Entire Agreement. The terms of this Agreement (including the Exhibits), the General Release of Claims, and any applicable compensation, equity or benefit plan or agreement referred to herein set forth the entire agreement between the parties hereto. Executive acknowledges and represents that Executive has not relied on any representations, promises or agreements of any kind made to Executive in connection with Executive’s decision to accept the terms of this Agreement, except for the representations, promises and agreements herein. Any amendment or modification of this Agreement, and any waiver of any provision hereof, must be in a writing signed by Executive and a duly authorized executive officer of the Company. The failure of a party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.
31.Fees and Expenses. Except as expressly provided otherwise in this Agreement, each party shall bear all expenses incurred by such party in connection with the negotiation, execution, delivery and enforcement of this Agreement, including attorneys’ fees and disbursements. Notwithstanding the foregoing, following a Change of Control (as defined in Section 20(b) of the Company’s Amended and Restated 2016 Equity and Incentive Plan, as amended to date), if the Company shall fail pay any amount due to Executive hereunder within thirty (30) days after the due date thereof, the Company shall reimburse Executive for the reasonable costs incurred by Executive to collect such payment, including reasonable attorneys’

fees and disbursements. The Company will reimburse Executive for attorney’s fees (up to $25,000) and disbursements reasonably incurred by him in connection with the negotiation and documentation of this Agreement and the General Release of Claims.
[Signature page follows]

IN WITNESS WHEREOF, the parties knowingly and voluntarily executed this Separation and Consulting Agreement as of the dates set forth below.
Martin Kits van Heyningen        KVH Industries, Inc.

/s/ Martin Kits van Heyningen         By:     /s/ Danelle Barrett
Martin Kits van Heyningen        Name: Danelle Barrett
                Title: Compensation Committee Chair,                         KVHI BOD

Date:    March 6, 2022        Date:    March 6, 2022

Exhibit A

General Release of Claims
Martin Kits van Heyningen (“Executive”) hereby releases and forever discharges KVH Industries, Inc. (the “Company”) and each of its affiliates, divisions, subsidiaries, operating companies, benefit plans, and the respective officers, directors, employees, agents and affiliates of each of them (collectively, the “Released Parties”) from any and all causes of action, lawsuits, proceedings, complaints, charges, debts, contracts, judgments, damages, claims, and attorneys’ fees against the Released Parties, whether known or unknown, which Executive ever had, now has or which Executive or Executive’s heirs, executors, administrators, successors or assigns may have prior to the date this General Release of Claims is signed by Executive, including, but not limited to, claims arising out of or in any way relating to Executive’s employment, Board service, service as a consultant or advisor, status as a shareholder, compensation, benefits, and/or termination of Executive’s employment with the Company (collectively, the “Released Claims”). The Released Claims include, but are not limited to, any claim that any of the Released Parties violated the National Labor Relations Act, Title VII of the Civil Rights Act of 1964, Sections 1981 through 1988 of Title 42 of the United States Code, the Employee Retirement Income Security Act, the Immigration Reform and Control Act, the Americans with Disabilities Act, the Age Discrimination in Employment Act (including, without limitation, the Older Workers Benefit Protection Act), the Family and Medical Leave Act, the Occupational Safety and Health Act, the Consolidated Omnibus Budget Reconciliation Act of 1985, Executive Order 11246, the federal Workers Adjustment and Retraining Notification Act and/or the Sarbanes-Oxley Act of 2002, Public Law 107-204, including whistleblowing claims under 18 U.S.C. §§ 1514A and 1513(e); any claim that any of the Released Parties violated any other federal, state or local statute, law, regulation or ordinance; any claim of unlawful discrimination of any kind; any public policy, contract, tort, or common law claim; and any claim for costs, fees, or other expenses, including attorney’s fees incurred in these matters.
Notwithstanding the foregoing, this release does not include any rights that Executive cannot lawfully waive, and will not release any rights Executive has to (a) defense and indemnification from the Company or its insurers for actions taken by Executive in the course and scope of Executive’s employment with the Company or service on the Board of Directors of the Company or in any capacity with any subsidiary of the Company; (b) claims, actions, or rights arising under or to enforce the terms of the Separation and Consulting Agreement dated as of March 6, 2022 between the Company and Executive; and/or (c) vested benefits under any equity incentive plan, retirement or pension plan and/or deferred compensation plan.
Martin Kits van Heyningen

/s/ Martin Kits van Heyningen
Martin Kits van Heyningen

Date:    March 6, 2022